Exhibit 99.1

Aegis Reports Fourth Quarter and Year-end 2005 Results

NEWS RELEASE	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports First Quarter 2006 Results – Over

90% Revenue Growth and Return to Profitability

IRVING, TEXAS — May 15, 2006 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a worldwide transaction-based business process outsourcing company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes, announced earlier today its earnings report for the first quarter ending March 31, 2006.

First Quarter 2006 vs. First Quarter 2005

We recognized net income applicable to common shareholders of $765 for the first quarter 2006 versus a net loss applicable to common shareholders of $4,444 for the first quarter 2005, representing a $5,209 turnaround to profitability. The Company measures operating performance through EBITDA, which is operating income excluding the expense of depreciation and amortization charge. The Company’s EBITDA turned to a profit of $2,086 for the first quarter 2006 versus an EBITDA loss of $2,212 for the first quarter 2005. The change from 2005 represents cost savings instituted during the 2005 year along with increased business mainly in the areas of Healthcare related business pertaining to Medicare Part D services.

Revenues. For the quarter ended March 31, 2006, revenues from continuing operations were $29,811 versus $15,639 in the first quarter 2005, an increase of $14,172, or 91%. This increase was mainly attributable to the increase in revenues on Humana, Pharmacare and NationsHealth health care related services. Additionally, there were increases in business services provided to Western Union, Comcast and Bell South.

Net income/(loss). Net income for the first quarter 2006 was $765 as compared to the prior year first quarter 2005 net loss of $4,444. This turnaround swing of profitability of $5,209 was through a concerted effort cumulating from the factors of significant cost reductions in 2005 from center closures, renegotiation of various vendor contracts of services provided, to an enhancement of our sales and marketing operations for greater penetration as can be seen in the increased revenue volume during the 2006.

Revenue Mix. Inbound CRM and non-voice services continued to be responsible for the majority of our revenues in the first quarter 2006. Together those two service areas accounted for approximately $26,300 (88.2%) of our revenues, as compared to $14,500 (92.7%) in the first quarter 2005. Outbound CRM revenue accounted for approximately $3,500 (11.8%) of total revenues for the three months ended March 31, 2006 as compared to $1,100 (7.3%), a large turnaround in the comparable prior year period.

Aegis Reports Fourth Quarter and Year-end 2005 Results

For the three months ended March 31, 2006 and 2005, the mix of revenues was as follows:

	Three Months Ended March 31,
	2006	%	2005	%
	(Dollars in millions)
Inbound CRM	$24.5	82.1%	$12.9	82.2%
Outbound CRM	3.5	11.8%	1.1	7.3%
Non-Voice & Other	1.8	6.1%	1.6	10.5%

Total revenues	$29.8	100.0%	$15.6	100.0%

Though our revenues have historically been concentrated within the telecommunications industry segment, the Company has been able to diversify into other areas of healthcare related enrollment and customer services work through the association with Humana, PharmaCare and NationsHealth. The Company, through its penetration in the healthcare industry has focused in diversifying its call center activities beyond the telecommunications industrial base. The telecommunications industry was under significant economic pressures from 2003 through 2005; however, the industry appears to be showing signs of stronger activity in the first quarter 2006

Cost of Services. Cost of services increased by approximately $9.5 million, or 82.6%, from $11.5 million for the quarter ended March 31, 2005 to $21.1 million for the first quarter in 2006. Cost of services as a percentage of sales decreased from 73.8% for the three months ended March 31, 2005 to 70.7% for the comparable period in 2006. The absolute increase in the cost of services is attributable to more services. The lower percentage in 2006 represents increased efficiencies in operating costs related to production costs for the same period in 2005.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $334 from $6,304 for the three months ended March 31, 2005 to $6,638 for the three months ended March 31, 2006. The increase is mainly attributable to approximately $1,700 costs related to settlement and exit costs related to one of our healthcare related programs, offset by cost reductions related to efficient cost strategies and other administrative costs reductions incorporated through the 2005 year end.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a worldwide transaction-based business process outsourcing Company that enables clients to make customer contact programs more profitable and drive efficiency in back office processes. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 3,700 people and utilizing 3,059 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com .

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”. Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time. Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.

(financial statements follow)

Aegis Reports Fourth Quarter and Year-end 2005 Results

Aegis Communications Group, Inc.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Three Months ended March 31,
	2006	2005
Revenues	$29,811	$15,639
Operating costs:
Cost of services	21,087	11,547
Selling, general and administrative expenses	6,638	6,304
Depreciation and amortization	814	1,746

Total operating expenses	28,539	19,597

Operating income/(loss)	1,272	(3,958)

Interest expense, net	469	104
Non-cash interest expense	38	382

Income/(loss) before income taxes	765	(4,444)

Income taxes expense	—	—

Net income/(loss)	765	(4,444)

Preferred stock dividends	—	—

Net income/(loss) applicable to common shareholders	$765	$(4,444)

Basic and diluted loss per common share	$0.00	$(0.01)

Weighted average shares of common stock outstanding(in thousands):
Basic	1,146,741	659,577
Diluted	1,146,741	659,577

Aegis Reports Fourth Quarter and Year-end 2005 Results

Aegis Communications Group, Inc.

Condensed Selected Financial Data

(Dollars in thousands)

	March 31, 2006	December 31, 2005
Assets	(Unaudited)	AUDITED
Cash and cash equivalents	$—	$270
Accounts receivable trade, net	11,917	9,296
Total current assets	13,164	10,435
Property and equipment, net	6,675	7,490

Total assets	20,029	18,115

Liabilities & Shareholders’ Deficit
Short term revolver	$—	$904
Accounts payable	7,119	6,281
Other current liabilities	10,765	9,405
Current portion of debt	1,609	1,609
Total current liabilities	21,643	20,447
Long term notes payable, net of current portion	1,617	1,617
Total shareholders’ (deficit)	(5,956)	(6,721)